Exhibit 4.2

Execution Version

DEPOSIT AGREEMENT

among

Northern Trust Corporation,

as the Company

Wells Fargo Bank, N.A.

as Depositary,

and

THE HOLDERS FROM TIME TO TIME OF

THE DEPOSITARY RECEIPTS DESCRIBED HEREIN

Dated as of August 8, 2016

Relating to the Series D Non-Cumulative Perpetual Preferred Stock of the Company

i

TABLE OF CONTENTS

(CONTINUED)

EXHIBIT A	FORM OF RECEIPT	A-1

EXHIBIT B	CERTIFICATE OF DESIGNATION	B-1

ii

DEPOSIT AGREEMENT dated as of August 8, 2016, among (i) Northern Trust Corporation, a Delaware corporation, (ii) Wells Fargo Bank, N.A., a national banking association formed under the laws of the United States, as Depositary and (iii) the holders from time to time of the Receipts described herein.

WHEREAS, it is desired to provide, as hereinafter set forth in this Deposit Agreement, for the deposit of shares of Series D Non-Cumulative Perpetual Preferred Stock of the Company with the Depositary for the purposes set forth in this Deposit Agreement and for the issuance hereunder of Depositary Shares representing a fractional interest in the Series D Preferred Stock deposited and for the execution and delivery of Receipts evidencing Depositary Shares;

WHEREAS, the Receipts are to be substantially in the form of Exhibit A attached hereto, with appropriate insertions, modifications and omissions, as hereinafter provided in this Deposit Agreement; and

WHEREAS, the terms and conditions of the Series D Preferred Stock of the Company are set forth in the Certificate of Designation attached hereto as Exhibit B.

NOW, THEREFORE, in consideration of the premises contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions.

The following definitions shall for all purposes, unless otherwise indicated, apply to the respective terms (in the singular and plural forms of such terms) used in this Deposit Agreement and the Receipts:

“Certificate of Designation” shall mean the relevant Certificate of Designation filed with the Secretary of State of the State of Delaware establishing the Series D Preferred Stock as a series of preferred stock of the Company.

“Company” shall mean Northern Trust Corporation, a Delaware corporation, and its successors.

“Deposit Agreement” shall mean this agreement, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Depositary” shall mean Wells Fargo Bank, N.A., a national banking association formed under the laws of the United States, and any successor as Depositary hereunder.

“Depositary Share Redemption Price” shall have the meaning set forth in Section 2.8.

“Depositary Shares” shall mean the depositary shares, each representing a 1/100th fractional interest in a share of the Series D Preferred Stock, and the same proportionate interest in any and all other property received by the Depositary in respect of such share of Series D Preferred Stock and held under this Deposit Agreement, all as evidenced by the Receipts issued hereunder. Subject to the terms of this Deposit Agreement, each owner of a Depositary Share is entitled, proportionately, to all the rights, preferences and privileges of the Series D Preferred Stock represented by such Depositary Share (including the dividend, voting, redemption and liquidation rights contained in the Certificate of Designation).

“Depositary’s Agent” shall mean an agent appointed by the Depositary pursuant to Section 7.5.

“Depositary’s Office” shall mean the principal office of the Depositary at which at any particular time its depositary receipt business in respect of matters governed by this Deposit Agreement shall be administered.

“DTC” shall mean The Depository Trust Company.

“Exchange Event” shall mean with respect to any Global Registered Receipt:

(1) (A) the Global Receipt Depository which is the holder of such Global Registered Receipt or Receipts notifies the Company that it is no longer willing or able to properly discharge its responsibilities under any Letter of Representations or that it is no longer eligible or in good standing under the Securities Exchange Act, and (B) the Company has not appointed a qualified successor Global Receipt Depository within ninety (90) calendar days after the Company received such notice, or

(2) the Company in its sole discretion notifies the Depositary in writing that the Receipts or portion thereof issued or issuable in the form of one or more Global Registered Receipts shall no longer be represented by such Global Registered Receipt or Receipts.

“Global Receipt Depository” shall mean, with respect to any Receipt issued hereunder, DTC or such other entity designated as Global Receipt Depository by the Company in or pursuant to this Deposit Agreement, which entity must be, to the extent required by any applicable law or regulation, a clearing agency registered under the Securities Exchange Act.

“Global Registered Receipt” shall mean a global registered Receipt, in definitive or book-entry form, registered in the name of a nominee of DTC.

“Letter of Representations” shall mean any applicable agreement among the Company, the Depositary and a Global Receipt Depository with respect to such Global Receipt Depository’s rights and obligations with respect to any Global Registered Receipts, as the same may be amended, supplemented, restated or otherwise modified from time to time and any successor agreement thereto.

“Preferred Stock Redemption Price” shall have the meaning set forth in Section 2.8.

“Receipt” shall mean a receipt issued hereunder to evidence one or more Depositary Shares held of record by the record holder of such Depositary Shares, whether in definitive or temporary form, substantially in the form set forth as Exhibit A.

“record holder” or “holder” as applied to a Receipt shall mean the person in whose name a Receipt is registered on the books of the Depositary maintained by the Depositary for such purpose.

“Redemption Date” shall have the meaning set forth in Section 2.8.

“Registrar” shall mean the Depositary or such other bank or trust company which shall be appointed by the Company to register ownership and transfers of Receipts as herein provided and if a Registrar shall be so appointed, references herein to “the books” of or maintained by the Depositary shall be deemed, as applicable, to refer as well to the register maintained by such Registrar for such purpose.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Series D Preferred Stock” shall mean shares of the Company’s Series D Non-Cumulative Perpetual Preferred Stock, without par value, with a liquidation preference amount of $100,000 per share, designated and described in the Certificate of Designation.

ARTICLE II

FORM OF RECEIPTS, DEPOSIT OF SERIES D PREFERRED STOCK,

EXECUTION AND DELIVERY, TRANSFER,

SURRENDER AND REDEMPTION OF RECEIPTS

Section 2.1 Form and Transfer of Receipts.

Definitive Receipts shall be substantially in the form set forth in Exhibit A attached to this Deposit Agreement, in each case with appropriate insertions, modifications and omissions, as hereinafter provided and shall be engraved or otherwise prepared so as to comply with any applicable laws, rules or regulations.

Receipts shall be executed by the Depositary by the manual signature of a duly authorized officer of the Depositary; provided, that such signature may be a facsimile if a Registrar for the Receipts (other than the Depositary) shall have been appointed and such Receipts are countersigned by a duly authorized officer of the Registrar. No Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose unless it shall have been executed manually by a duly authorized officer of the Depositary or, if a Registrar for the Receipts (other than the Depositary) shall have been appointed, by manual or facsimile signature of a duly authorized officer of the Depositary and countersigned by a duly authorized officer of such Registrar. The Depositary shall record on its books each Receipt so signed and delivered as hereinafter provided.

Receipts shall be in denominations of any number of whole Depositary Shares. All receipts shall be dated the date of their issuance.

Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Deposit Agreement all as may be required by the Depositary and approved by the Company or required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange upon which the Series D Preferred Stock, the Depositary Shares or the Receipts may be listed or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject.

Title to Depositary Shares evidenced by a Receipt which is properly endorsed or accompanied by a properly executed instrument of transfer shall be transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that until transfer of any particular Receipt shall be registered on the books of the Depositary as provided in Section 2.3, the Depositary may, notwithstanding any notice to the contrary, treat the record holder thereof at such time as the absolute owner thereof for the purpose of determining the person entitled to distributions of dividends or other distributions or to any notice provided for in this Deposit Agreement and for all other purposes.

Section 2.2 Deposit of Series D Preferred Stock; Execution and Delivery of Receipts in Respect Thereof.

Subject to the terms and conditions of this Deposit Agreement, the Company may from time to time deposit shares of the Series D Preferred Stock under this Deposit Agreement by delivering to the Depositary, including via electronic book-entry, such shares of the Series D Preferred Stock to be deposited, properly endorsed or accompanied by a duly executed instrument of transfer or endorsement, if applicable and required by the Depositary, in form reasonably satisfactory to the Depositary, together with all such certifications as may be required by the Depositary in accordance with the provisions of this Deposit Agreement and all other information required to be set forth, and together with a written order of the Company directing the Depositary to execute and deliver to, or upon the written order of, the person or persons stated in such order a Receipt or Receipts evidencing in the aggregate the number of Depositary Shares representing such deposited Series D Preferred Stock.

Deposited Series D Preferred Stock shall be held by the Depositary at the Depositary’s Office or at such other place or places as the Depositary shall determine. The Depositary shall not lend any Series D Preferred Stock deposited hereunder.

Upon receipt by the Depositary of Series D Preferred Stock deposited in accordance with the provisions of this Section 2.2, together with the other documents required as above specified, and upon recordation of the Series D Preferred Stock on the books of the Company (or its duly appointed transfer agent) in the name of the Depositary or its nominee, the Depositary, subject to the terms and conditions of this Deposit Agreement, shall execute and deliver to or upon the order of the person or persons named in the written order delivered to the Depositary referred to in the first paragraph of this Section 2.2, a Receipt or Receipts evidencing in the aggregate the number of Depositary Shares representing the Series D Preferred Stock so deposited and registered in such name or names as may be requested by such person or persons. The Depositary shall execute and deliver such Receipt or Receipts at the Depositary’s Office or such other offices, if any, as the Depositary may designate. Delivery at other offices shall be at the risk and expense of the person requesting such delivery.

Section 2.3 Registration of Transfer of Receipts.

Subject to the terms and conditions of this Deposit Agreement, the Depositary shall register on its books from time to time transfers of Receipts upon any surrender thereof by the holder in person or by duly authorized attorney, properly endorsed or accompanied by a properly executed instrument of transfer. Thereupon, the Depositary shall execute a new Receipt or Receipts evidencing the same aggregate number of Depositary Shares as those evidenced by the Receipt or Receipts surrendered and deliver such new Receipt or Receipts to or upon the order of the person entitled thereto.

The Depositary shall not be required (a) to issue, transfer or exchange any Receipts for a period beginning at the opening of business fifteen days next preceding any selection of Depositary Shares and Series D Preferred Stock to be redeemed and ending at the close of business on the day of the mailing of notice of redemption, or (b) to transfer or exchange for another Receipt any Receipt called or being called for redemption in whole or in part except as provided in Section 2.8.

Section 2.4 Split-ups and Combinations of Receipts; Surrender of Receipts and Withdrawal of Series D Preferred Stock.

Upon surrender of a Receipt or Receipts at the Depositary’s Office or at such other offices as it may designate for the purpose of effecting a split-up or combination of such Receipt or Receipts, and subject to the terms and conditions of this Deposit Agreement, the Depositary shall execute a new Receipt or Receipts in the authorized denomination or denominations requested, evidencing the aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered, and shall deliver such new Receipt or Receipts to or upon the order of the holder of the Receipt or Receipts so surrendered.

Any holder of a Receipt or Receipts may withdraw the number of whole shares of Series D Preferred Stock and all money and other property, if any, represented thereby by surrendering such Receipt or Receipts, at the Depositary’s Office or at such other offices as the Depositary may designate for such withdrawals; provided, that a holder of a Receipt or Receipts may not withdraw such Series D Preferred Stock (or money and other property, if any, represented thereby) which has previously been called for redemption. Thereafter, without unreasonable delay, the Depositary shall deliver to such holder, or to the person or persons designated by such holder as hereinafter provided, the number of whole shares of Series D Preferred Stock and all money and other property, if any, represented by the Receipt or Receipts so surrendered for withdrawal, but holders of such whole shares of Series D Preferred Stock will not thereafter be entitled to deposit such Series D Preferred Stock hereunder or to receive a Receipt evidencing Depositary Shares therefor. If a Receipt delivered by the holder to the Depositary in connection with such withdrawal shall evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Series D Preferred Stock to be so withdrawn, the Depositary shall at the same time, in addition to such number of whole shares of Series D Preferred Stock and such money and other property, if any, to be so withdrawn, deliver to such holder, or subject to Section 2.3 upon such holder’s order, a new Receipt evidencing such excess number of Depositary Shares.

In no event will fractional shares of Series D Preferred Stock (or any cash payment in lieu thereof) be delivered by the Depositary. Delivery of the Series D Preferred Stock and money and other property, if any, being withdrawn may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate.

If the Series D Preferred Stock and the money and other property, if any, being withdrawn are to be delivered to a person or persons other than the record holder of the Receipt or Receipts being surrendered for withdrawal of Series D Preferred Stock, such holder shall execute and deliver to the Depositary a written order so directing the Depositary and the Depositary may require that the Receipt or Receipts surrendered by such holder for withdrawal of such shares of Series D Preferred Stock be properly endorsed in blank or accompanied by a properly executed instrument of transfer in blank.

Delivery of the Series D Preferred Stock and the money and other property, if any, represented by Receipts surrendered for withdrawal shall be made by the Depositary at the Depositary’s Office, except that, at the request, risk and expense of the holder surrendering such Receipt or Receipts and for the account of the holder thereof, such delivery may be made at such other place as may be designated by such holder.

Section 2.5 Limitations on Execution and Delivery, Transfer, Surrender and Exchange of Receipts.

As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, surrender or exchange of any Receipt, the Depositary, any of the Depositary’s Agents or the Company may require payment to it of a sum sufficient for the payment (or, in the event that the Depositary or the Company shall have made such payment, the reimbursement to it) of any charges or expenses payable by the holder of a Receipt pursuant to Section 5.7, may require the production of evidence satisfactory to it as to the identity and genuineness of any signature and may also require compliance with such regulations, if any, as the Depositary or the Company may establish consistent with the provisions of this Deposit Agreement and/or applicable law.

The deposit of Series D Preferred Stock may be refused, the delivery of Receipts against Series D Preferred Stock may be suspended, the registration of transfer of Receipts may be refused and the registration of transfer, surrender or exchange of outstanding Receipts may be suspended (i) during any period when the register of stockholders of the Company is closed or (ii) if any such action is deemed necessary or advisable by the Depositary, any of the Depositary’s Agents or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of this Deposit Agreement.

Section 2.6 Lost Receipts, etc.

In case any Receipt shall be mutilated, destroyed, lost or stolen, the Depositary in its discretion may execute and deliver a Receipt of like form and tenor in exchange and substitution for such mutilated Receipt, or in lieu of and in substitution for such destroyed, lost or stolen Receipt, upon (i) the filing by the holder thereof with the Depositary of evidence satisfactory to the Depositary of such destruction or loss or theft of such Receipt, of the authenticity thereof and of such holder’s ownership thereof and (ii) the holder thereof furnishing of the Depositary with reasonable indemnification satisfactory to the Depositary.

Section 2.7 Cancellation and Destruction of Surrendered Receipts.

All Receipts surrendered to the Depositary or any Depositary’s Agent shall be cancelled by the Depositary. Except as prohibited by applicable law or regulation, the Depositary is authorized and directed to destroy all Receipts so cancelled.

Section 2.8 Redemption of Series D Preferred Stock.

Whenever the Company shall be permitted and shall elect to redeem shares of Series D Preferred Stock in accordance with the provisions of the Certificate of Designation (including on account of a Regulatory Capital Treatment Event, as described therein), it shall (unless otherwise agreed to in writing with the Depositary) give or cause to be given to the Depositary, not less than 40 days and not more than 70 days prior to the Redemption Date (as defined below), notice of the date of such proposed redemption of Series D Preferred Stock and of the number of such shares held by the Depositary to be so redeemed and the applicable Depositary Share Redemption Price, which notice shall be accompanied by a certificate from the Company stating that such redemption of Series D Preferred Stock is in accordance with the provisions of the Certificate of Designation. On the date of such redemption, provided, that the Company shall then have paid or caused to be paid in full to the Depositary the redemption price per share of Series D Preferred Stock to be redeemed, plus an amount equal to any declared and unpaid dividends thereon to the date fixed for redemption, in accordance with and as required by the provisions of the Certificate of Designation (the “Preferred Stock Redemption Price”), the Depositary shall redeem the number of Depositary Shares representing such Series D Preferred Stock. The Depositary shall mail notice of the Company’s redemption of Series D Preferred Stock and the proposed simultaneous redemption of the number of Depositary Shares representing the Series D Preferred Stock to be redeemed by first-class mail, postage prepaid (or another reasonably acceptable transmission method), not less than 30 days and not more than 60 days prior to the date fixed for redemption of such Series D Preferred Stock and Depositary Shares (the “Redemption Date”), to the record holders of the Receipts evidencing the Depositary Shares to be so redeemed at the addresses of such holders as they appear on the records of the Depositary, but neither failure to mail any such notice of redemption of Depositary Shares to one or more such holders nor any defect in any notice of redemption of Depositary Shares to one or more such holders shall affect the sufficiency of the proceedings for redemption as to the other holders. Each such notice shall be prepared by the Company and shall state: (i) the Redemption Date; (ii) the number of Depositary Shares to be redeemed and, if less than all the Depositary Shares held by any such holder are to be redeemed, the number of such Depositary Shares held by such holder to be so redeemed; (iii) the Depositary Share Redemption Price (as defined below); (iv) the place or places where Receipts evidencing Depositary Shares are to be surrendered for payment of the Depositary Share Redemption Price; and (v) that dividends on the Series D Preferred Stock underlying the Depositary Shares to be redeemed will cease to accrue on the Redemption Date. In case less than all the outstanding Depositary Shares are to be redeemed, the Depositary Shares to be so redeemed shall be selected by the Depositary pro rata (as nearly as may be) or in any other manner consistent with the rules and policies of any securities exchange upon which the Series D Preferred Stock or the Depositary Shares may be listed determined by the Depositary in its sole discretion to be fair and equitable. In any case, the Depositary will redeem Depositary Shares only in increments of 100 Depositary Shares and multiples thereof.

Notice having been mailed or transmitted by the Depositary as aforesaid, from and after the Redemption Date (unless the Company shall have failed to provide the funds necessary to redeem the Series D Preferred Stock evidenced by the Depositary Shares called for redemption) (i) all shares of Series D Preferred Stock called for redemption shall cease to be outstanding and any rights with respect to such shares shall cease and terminate (except for the right to receive the Preferred Stock Redemption Price without interest), (ii) the Depositary Shares being redeemed from such proceeds shall cease to be outstanding and all rights of the holders of Receipts evidencing such Depositary Shares shall, to the extent of such Depositary Shares, cease and terminate (except the right to receive the Depositary Share Redemption Price without interest), and (iii) upon surrender in accordance with such redemption notice of the Receipts evidencing any such Depositary Shares called for redemption (properly endorsed or assigned for transfer, if the Depositary or applicable law shall so require), such Depositary Shares shall be redeemed by the Depositary at a redemption price per Depositary Share (the “Depositary Share Redemption Price”) equal to 1/100th of the Preferred Stock Redemption Price per share of Series D Preferred Stock so redeemed plus all money and other property, if any, represented by such Depositary Shares.

If fewer than all of the Depositary Shares evidenced by a Receipt are called for redemption, the Depositary will deliver to the holder of such Receipt upon its surrender to the Depositary, together with the redemption payment, a new Receipt evidencing the Depositary Shares evidenced by such prior Receipt and not called for redemption.

The foregoing shall be further subject to the terms and conditions of the Certificate of Designation. In the event of any conflict between the provisions of the Deposit Agreement and the provisions of the Certificate of Designation, the provisions of the Certificate of Designation will govern and the Company will instruct the Depositary, as applicable, in writing accordingly of such governing terms; provided, however, that under no circumstances will the Certificate of Designation be deemed to change or modify any of the rights, duties or immunities of the Depositary contained herein.

Section 2.9 Receipts Issuable in Global Registered Form.

If the Company shall determine in a writing delivered to the Depositary that the Receipts are to be issued in whole or in part in the form of one or more Global Registered Receipts, then the Depositary shall, in accordance with the other provisions of this Deposit Agreement, execute and deliver one or more Global Registered Receipts evidencing such Receipts, which (i) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the Receipts to be represented by such Global Registered Receipt or Receipts, and (ii) shall be registered in the name of the Global Receipt Depository therefor or its nominee.

Notwithstanding any other provision of this Deposit Agreement to the contrary, unless otherwise provided in the Global Registered Receipt, a Global Registered Receipt may only be transferred in whole and only by the applicable Global Receipt Depository for such Global Registered Receipt to a nominee of such Global Receipt Depository, or by a nominee of such Global Receipt Depository to such Global Receipt Depository or another nominee of such Global Receipt Depository, or by such Global Receipt Depository or any such nominee to a successor Global Receipt Depository for such Global Registered Receipt selected or approved by the Company or to a nominee of such successor Global Receipt Depository. Except as provided below, owners solely of beneficial interests in a Global Registered Receipt shall not be entitled to receive physical delivery of the Receipts represented by such Global Registered Receipt. Neither any such beneficial owner nor any direct or indirect participant of a Global Receipt Depository shall have any rights under this Deposit Agreement with respect to any Global Registered Receipt held on their behalf by a Global Receipt Depository and such Global Receipt Depository may be treated by the Company, the Depositary and any director, officer, employee or agent of the Company or the Depositary as the holder of such Global Registered Receipt for all purposes whatsoever.

Unless and until definitive Receipts are delivered to the owners of the beneficial interests in a Global Registered Receipt, (1) the applicable Global Receipt Depository will make book-entry transfers among its participants and receive and transmit all payments and distributions in respect of the Global Registered Receipts to such participants, in each case, in accordance with its applicable procedures and arrangements, and (2) whenever any notice, payment or other communication to the holders of Global Registered Receipts is required under this Deposit Agreement, the Company and the Depositary shall give all such notices, payments and communications specified herein to be given to such holders to the applicable Global Receipt Depository.

If an Exchange Event has occurred with respect to any Global Registered Receipt, then, in any such event, the Depositary, upon receipt of a written order from the Company for the execution and delivery of individual definitive registered Receipts in exchange for such Global Registered Receipt, shall execute and deliver individual definitive registered Receipts, in authorized denominations and of like tenor and terms in an aggregate principal amount equal to the principal amount of the Global Registered Receipt surrendered, in exchange for such Global Registered Receipt.

Definitive registered Receipts issued in exchange for a Global Registered Receipt pursuant to this Section 2.9 shall be registered in such names and in such authorized denominations as the Global Receipt Depository for such Global Registered Receipt, pursuant to instructions from its participants, shall instruct the Depositary in writing. The Depositary shall deliver such Receipts to the persons in whose names such Receipts are so registered.

Notwithstanding anything to the contrary in this Deposit Agreement, should the Company determine that the Receipts should be issued as a Global Registered Receipt, the parties hereto shall comply with the terms of each Letter of Representations.

ARTICLE III

CERTAIN OBLIGATIONS OF

HOLDERS OF RECEIPTS AND THE COMPANY

Section 3.1 Filing Proofs, Certificates and Other Information.

Any holder of a Receipt may be required from time to time to file such proof of residence, or other matters or other information, to execute such certificates and to make such representations and warranties as the Depositary or the Company may reasonably deem necessary or proper. The Depositary or the Company may withhold the delivery, or delay the registration of transfer or redemption, of any Receipt or the withdrawal of the Series D Preferred Stock represented by the Depositary Shares evidenced by any Receipt or the distribution of any dividend or other distribution or the sale of any rights or of the proceeds thereof until such proof or other information is filed or such certificates are executed or such representations and warranties are made.

Section 3.2 Payment of Taxes or Other Governmental Charges.

Holders of Receipts shall be obligated to make payments to the Depositary of certain charges and expenses, as provided in Section 5.7. Registration of transfer of any Receipt or any withdrawal of Series D Preferred Stock and all money or other property, if any, represented by the Depositary Shares evidenced by such Receipt may be refused until any such payment due is made, and any dividends or other distributions may be withheld or any part of or all the Series D Preferred Stock or other property represented by the Depositary Shares evidenced by such Receipt and not theretofore sold may be sold for the account of the holder thereof (after attempting by reasonable means to notify such holder prior to such sale), and such dividends or other distributions or the proceeds of any such sale may be applied to any payment of such charges or expenses, the holder of such Receipt remaining liable for any deficiency.

Section 3.3 Warranty as to Series D Preferred Stock.

The Company hereby represents and warrants that the Series D Preferred Stock, when issued, will be duly authorized, validly issued, fully paid and nonassessable. Such representation and warranty shall survive the deposit of the Series D Preferred Stock and the issuance of Receipts.

Section 3.4 Warranty as to Receipts.

The Company hereby represents and warrants that the Receipts, when issued, will represent legal and valid interests in the Series D Preferred Stock. Such representation and warranty shall survive the deposit of the Series D Preferred Stock and the issuance of Receipts.

ARTICLE IV

THE DEPOSITED SECURITIES; NOTICES

Section 4.1 Cash Distributions.

Whenever the Depositary shall receive any cash dividend or other cash distribution on Series D Preferred Stock, the Depositary shall, subject to Sections 3.1 and 3.2, distribute to record holders of Receipts on the record date fixed pursuant to Section 4.4 such amounts of such dividend or distribution as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders; provided, however, that in case the Company or the Depositary shall be required to withhold and shall withhold from any cash dividend or other cash distribution in respect of the Series D Preferred Stock an amount on account of taxes, the amount made available for distribution or distributed in respect of Depositary Shares shall be reduced accordingly. The Depositary shall distribute or make available for distribution, as the case may be, only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent. Any such fractional amounts shall be rounded down to the nearest whole cent and so distributed to registered holders entitled thereto and any balance thus not so distributable shall be held by the Depositary (without liability for interest thereon) and shall be added to and be treated as part of the next sum received by the Depositary for distribution to record holders of such Receipts. Each holder of a Receipt shall provide the Depositary with its certified tax identification number on a properly completed Form W-8 or W-9, as may be applicable. Each holder of a Receipt acknowledges that, in the event of non-compliance with the preceding sentence, the Internal Revenue Code of 1986, as amended, may require withholding by the Depositary of a portion of any of the distributions to be made hereunder.

Section 4.2 Distributions Other than Cash, Rights, Preferences or Privileges.

Whenever the Depositary shall receive any distribution other than cash, rights, preferences or privileges upon Series D Preferred Stock, the Depositary shall, at the direction of the Company, subject to Sections 3.1 and 3.2, distribute to record holders of Receipts on the record date fixed pursuant to Section 4.4 such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders, in any manner that the Company may deem equitable and practicable for accomplishing such distribution. If in the opinion of the Depositary such distribution cannot be made proportionately among such record holders in accordance with the direction of the Company, or if for any other reason (including any requirement that the Company or the Depositary withhold an amount on account of taxes) the Depositary deems, after consultation with the Company, such distribution not to be feasible, the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, in a commercially reasonable manner. The net proceeds of any such sale shall, subject to Sections 3.1 and 3.2, be distributed or made available for distribution, as the case may be, by the Depositary to record holders of Receipts as provided by Section 4.1 in the case of a distribution received in cash. The Company shall not make any distribution of such securities or property to the Depositary and the Depositary shall not make any distribution of such securities or property to the holders of Receipts unless the Company shall have provided an opinion of counsel stating that such securities or property have been registered under the Securities Act or do not need to be registered in connection with such distributions.

Section 4.3 Subscription Rights, Preferences or Privileges.

If the Company shall at any time offer or cause to be offered to the persons in whose names Series D Preferred Stock is recorded on the books of the Company any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance be made available by the Depositary to the record holders of Receipts in such manner as the Company shall instruct the Depositary in writing, either by the issue to such record holders of warrants representing such rights, preferences or privileges or by such other method as may be approved by the Company; provided, however, that (i) if at the time of issue or offer of any such rights, preferences or privileges the Depositary determines that it is not lawful or (after consultation with the Company) not feasible to make such rights, preferences or privileges available to holders of Receipts by the issue of warrants or otherwise, or (ii) if and to the extent so instructed by holders of Receipts who do not desire to exercise such rights, preferences or privileges, then the Depositary shall, if so directed by the Company, and if applicable laws or the terms of such rights, preferences or privileges permit such transfer, sell such rights, preferences or privileges at public or private sale, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall, subject to Sections 3.1 and 3.2, be distributed by the Depositary to the record holders of Receipts entitled thereto as provided by Section 4.1 in the case of a distribution received in cash.

The Company shall notify the Depositary whether registration under the Securities Act of the securities to which any rights, preferences or privileges relate is required in order for holders of Receipts to be offered or sold the securities to which such rights, preferences or privileges relate, and the Company agrees with the Depositary that it will file promptly a registration statement pursuant to the Securities Act with respect to such rights, preferences or privileges and securities and use its reasonable best efforts and take all steps available to it to cause such registration statement to become effective sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges. In no event shall the Depositary make available to the holders of Receipts any right, preference or privilege to subscribe for or to purchase any securities unless and until such registration statement shall have become effective, or the Company shall have provided to the Depositary an opinion of counsel to the effect that the offering and sale of such securities to such holders are exempt from registration under the provisions of the Securities Act.

The Company shall notify the Depositary whether any other action under the laws of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, preferences or privileges to be made available to holders of Receipts, and the Company agrees with the Depositary that the Company will use its reasonable best efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges.

Section 4.4 Fixing Record Date for Holders of Receipts.

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or if rights, preferences or privileges shall at any time be offered, with respect to Series D Preferred Stock, or whenever the Depositary shall receive notice of any meeting at which holders of Series D Preferred Stock are entitled to vote or of which holders of Series D Preferred Stock are entitled to notice, or whenever the Depositary and the Company shall decide it is appropriate, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date fixed by the Company with respect to, or otherwise in accordance with the terms of, the Series D Preferred Stock, as identified in a written notice to the Depositary of such record date) for the determination of the holders of Receipts who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, or who shall be entitled to notice of such meeting or for any other appropriate reasons.

Section 4.5 Voting Rights.

Upon receipt of notice of any meeting at which the holders of Series D Preferred Stock are entitled to vote, the Depositary shall, as soon as reasonably practicable thereafter, mail or cause the Company to mail to the record holders of Receipts a notice prepared by the Company which shall contain (i) such information as is contained in such notice of meeting and (ii) a statement that the record holders on the applicable record date may, subject to any applicable restrictions, instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Series D Preferred Stock represented by their respective Depositary Shares (including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person designated by the Company). Upon the written request of the record holders of Receipts on the relevant record date, the Depositary shall endeavor insofar as reasonably practicable to vote or cause to be voted, in accordance with the instructions provided by the holder(s) of Receipts set forth in such requests, the maximum number of whole shares of Series D Preferred Stock represented by the Depositary Shares evidenced by all Receipts as to which any particular voting instructions are received. The Company hereby agrees to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to vote such Series D Preferred Stock or cause such Series D Preferred Stock to be voted in accordance with such instructions. In the absence of any specific instructions from a holder of Receipts, the Depositary will, subject to any applicable restrictions, cast votes pertaining to the number of whole shares of Series D Preferred Stock represented by such Depositary Shares proportionately with instructions actually received.

Section 4.6 Changes Affecting Deposited Securities and Reclassifications, Recapitalizations, etc.

Upon any change in par or stated value, split-up, combination or any other reclassification of the Series D Preferred Stock subject to the provisions of the Certificate of Designation, or upon any recapitalization, reorganization, merger or consolidation affecting the Company or to which it is a party, the Depositary may in its discretion with the approval of, and shall upon the instructions of, the Company, and (in either case) in such manner as the Depositary may deem equitable, (i) make such adjustments as are certified by the Company in the fraction of an interest represented by one Depositary Share in one share of Series D Preferred Stock and in the ratio of the Depositary Share Redemption Price to the Preferred Stock Redemption Price, in each case as may be necessary fully to reflect the effects of such change in par or stated value, split-up, combination or other reclassification of Series D Preferred Stock, or of such recapitalization, reorganization, merger or consolidation and (ii) treat any securities which shall be received by the Depositary in exchange for or upon conversion of or in respect of the Series D Preferred Stock as new deposited securities so received in exchange for or upon conversion or in respect of such Series D Preferred Stock. In any such case the Depositary may in its discretion, with the approval of the Company, execute and deliver additional Receipts or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited securities. Anything to the contrary herein notwithstanding, holders of Receipts shall have the right from and after the effective date of any such change in par or stated value, split-up, combination or other reclassification of the Series D Preferred Stock or any such recapitalization, reorganization, merger or consolidation to surrender such Receipts to the Depositary with instructions to convert, exchange or surrender the Series D Preferred Stock represented thereby only into or for, as the case may be, the kind and amount of shares of Series D Preferred Stock and other securities and property and cash into which the Series D Preferred Stock represented by such Receipts might have been converted or for which such Series D Preferred Stock might have been exchanged or surrendered immediately prior to the effective date of such transaction.

Section 4.7 Delivery of Reports.

The Depositary shall furnish to holders of Receipts any reports and communications received from the Company which are received by the Depositary and which the Company is required to furnish to the holders of the Series D Preferred Stock. In addition, the Depositary shall make available for inspection by holders of Receipts during business hours at the Depositary’s Office, and at such other places as it may from time to time deem advisable, any reports and communications the Company delivers to the Depositary as the holder of the Series D Preferred Stock.

Section 4.8 Lists of Receipt Holders.

Promptly upon request from time to time by the Company, the Depositary shall furnish to it a list, as of the most recent practicable date, of the names, addresses and holdings of Depositary Shares of all record holders of Receipts.

ARTICLE V

THE DEPOSITARY, THE DEPOSITARY’S

AGENTS, THE REGISTRAR AND THE COMPANY

Section 5.1 Maintenance of Offices, Agencies and Transfer Books by the Depositary; Registrar.

Upon execution of this Deposit Agreement, the Depositary shall maintain at the Depositary’s Office, facilities for the execution and delivery, registration and registration of transfer, surrender and exchange of Receipts, and at the offices of the Depositary’s Agents, if any, facilities for the delivery, registration of transfer, surrender and exchange of Receipts, all in accordance with the provisions of this Deposit Agreement.

The Depositary shall keep books at the Depositary’s Office for the registration and registration of transfer, surrender and exchange of Receipts, which books at all reasonable times shall be open for inspection by the record holders of Receipts; provided, that any such holder requesting to exercise such right shall certify to the Depositary that such inspection shall be for a proper purpose reasonably related to such person’s interest as an owner of Depositary Shares evidenced by the Receipts.

The Depositary may close such books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder.

The Depositary may, with the approval of the Company, appoint a Registrar for registration of the Receipts or the Depositary Shares evidenced thereby. If the Receipts or the Depositary Shares evidenced thereby or the Series D Preferred Stock represented by such Depositary Shares shall be listed on one or more national stock exchanges, the Depositary will appoint a Registrar (acceptable to the Company) for registration of such Receipts or Depositary Shares in accordance with any requirements of such exchange. Such Registrar (which may be the Depositary if so permitted by the requirements of any such exchange) may be removed and a substitute Registrar appointed by the Depositary upon the request or with the approval of the Company. If the Receipts, such Depositary Shares or such Series D Preferred Stock are listed on one or more other stock exchanges, the Depositary will, at the request of the Company, arrange such facilities for the delivery, registration, registration of transfer, surrender and exchange of such Receipts, such Depositary Shares or such Series D Preferred Stock as may be required by law or applicable stock exchange regulation.

Section 5.2 Prevention of or Delay in Performance by the Depositary, the Depositary’s Agents, the Registrar or the Company.

Neither the Depositary nor any Depositary’s Agent nor any Registrar nor the Company shall incur any liability to any holder of any Receipt if by reason of any provision of any present or future law, or regulation thereunder, of the United States of America or of any other governmental authority or, in the case of the Depositary, the Depositary’s Agent or the Registrar, by reason of any provision, present or future, of the Company’s Restated Certificate of Incorporation, as amended (including the Certificate of Designation), or if by reason of any act of God or war or other circumstance beyond the control of the relevant party, the Depositary, the Depositary’s Agent, the Registrar or the Company shall be prevented or forbidden from, or subjected to any penalty on account of, doing or performing any act or thing which the terms of this Deposit Agreement provide shall be done or performed; nor shall the Depositary, any Depositary’s Agent, any Registrar or the Company incur liability to any holder of a Receipt (i) by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which the terms of this Deposit Agreement shall provide shall or may be done or performed, or (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement except as otherwise explicitly set forth in this Deposit Agreement.

Section 5.3 Obligations of the Depositary, the Depositary’s Agents, the Registrar and the Company.

The Depositary will indemnify the Company against any liability which may arise out of acts performed or omitted by the Depositary due to its gross negligence or willful misconduct. Notwithstanding anything in this Deposit Agreement to the contrary, neither the Depositary nor the Depositary’s Agent nor any Registrar nor the Company shall be liable in any event for special, punitive, incidental, indirect or consequential losses or damages of any kind whatsoever (including but not limited to lost profits).

Neither the Depositary nor any Depositary’s Agent nor any Registrar nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of the Series D Preferred Stock, the Depositary Shares or the Receipts which in its opinion may involve it in expense or liability unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required.

Neither the Depositary nor any Depositary’s Agent nor any Registrar nor the Company shall be liable for any action or any failure to act by it in reliance upon the advice of legal counsel or accountants, or information from any person presenting Series D Preferred Stock for deposit, any holder of a Receipt or any other person believed by it in good faith to be competent to give such information. The Depositary, any Depositary’s Agent, any Registrar and the Company may each rely and shall each be protected in acting upon or omitting to act upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

The Depositary shall not be responsible for any failure to carry out any instruction to vote any of the shares of Series D Preferred Stock or for the manner or effect of any such vote made, as long as any such action or non-action is not the result of gross negligence or willful misconduct by the Depositary. The Depositary undertakes, and any Registrar shall be required to undertake, to perform such duties and only such duties as are specifically set forth in this Deposit Agreement, and no implied covenants or obligations shall be read into this Deposit Agreement against the Depositary or any Registrar.

The Depositary, the Depositary’s Agents, and any Registrar may own and deal in any class of securities of the Company and its affiliates and in Receipts. The Depositary may also act as transfer agent or registrar of any of the securities of the Company and its affiliates.

The Depositary shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Deposit Agreement or of the Receipts, the Depositary Shares or the Series D Preferred Stock nor shall it be obligated to segregate such monies from other monies held by it, except as required by law. The Depositary shall not be responsible for advancing funds on behalf of the Company and shall have no duty or obligation to make any payments if it has not timely received sufficient funds to make timely payments.

In the event the Depositary believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Depositary hereunder, or in the administration of any of the provisions of this Deposit

Agreement, the Depositary shall deem it necessary or desirable that a matter be proved or established prior to taking, omitting or suffering to take any action hereunder, the Depositary may, in its sole discretion upon written notice to the Company, refrain from taking any action and shall be fully protected and shall not be liable in any way to the Company, any holders of Receipts or any other person or entity for refraining from taking such action, unless the Depositary receives written instructions or a certificate signed by the Company which eliminates such ambiguity or uncertainty to the reasonable satisfaction of the Depositary or which proves or establishes the applicable matter to the satisfaction of the Depositary. The Depositary shall not be liable to the Company or any holder of Receipts for any action taken by it in accordance with the written instruction of the Company or the holders of Receipts.

Section 5.4 Resignation and Removal of the Depositary; Appointment of Successor Depositary.

The Depositary may at any time resign as Depositary hereunder by delivering notice of its election to do so to the Company, such resignation to take effect upon the appointment of a successor Depositary and its acceptance of such appointment as hereinafter provided.

The Depositary may at any time be removed by the Company by notice of such removal delivered to the Depositary, such removal to take effect upon the appointment of a successor Depositary hereunder and its acceptance of such appointment as hereinafter provided.

In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall, within 60 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor Depositary, which shall be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000. If no successor Depositary shall have been so appointed and accepted appointment within 60 days after delivery of such notice, the resigning or removed Depositary may petition any court of competent jurisdiction for the appointment of a successor Depositary. Every successor Depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor Depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Depositary under this Deposit Agreement, and such predecessor, upon payment of all sums due it and on the written request of the Company, shall promptly execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the Series D Preferred Stock and any moneys or property held hereunder to such successor, and shall deliver to such successor a list of the record holders of all outstanding Receipts and such records, books and other information in its possession relating thereto. Any successor Depositary shall promptly mail notice of its appointment to the record holders of Receipts.

Any entity into or with which the Depositary may be merged, consolidated or converted shall be the successor of such Depositary without the execution or filing of any document or any further act, and notice thereof shall not be required hereunder. Such successor Depositary may authenticate the Receipts in the name of the predecessor Depositary or in the name of the successor Depositary.

Section 5.5 Corporate Notices and Reports.

The Company agrees that it will deliver to the Depositary, and the Depositary will, promptly after receipt thereof, transmit to the record holders of Receipts, in each case at the addresses recorded in the Depositary’s books, copies of all notices and reports (including without limitation financial statements) required by law, by the rules of any national securities exchange upon which the Series D Preferred Stock, the Depositary Shares or the Receipts are listed or by the Company’s Restated Certificate of Incorporation, as amended (including the Certificate of Designation), to be furnished to the record holders of Receipts. Such transmission will be at the Company’s expense and the Company will provide the Depositary with such number of copies of such documents as the Depositary may reasonably request. In addition, the Depositary will transmit to the record holders of Receipts at the Company’s expense such other documents as may be requested by the Company. Unless otherwise required by law, the requirements set forth in this Section 5.5 may be satisfied by publicly filing or furnishing such information with or to the U.S. Securities and Exchange Commission.

Section 5.6 Indemnification by the Company.

Notwithstanding Section 5.3 to the contrary, the Company shall indemnify the Depositary, any Depositary’s Agent and any Registrar (including each of their officers, directors, agents and employees) against any and all losses, liabilities, costs, damages or expenses (“Losses”) which may arise out of acts performed, suffered or omitted to be taken in connection with this Deposit Agreement and the Receipts by the Depositary, any Registrar or any of their respective agents (including any Depositary’s Agent) and any transactions or documents contemplated hereby, except for any Losses that are finally adjudicated to have been directly caused by the gross negligence or willful misconduct on the respective parts of any such person or persons. The obligations of the Company set forth in this Section 5.6 shall survive any succession of any Depositary, Registrar or Depositary’s Agent.

Section 5.7 Fees, Charges and Expenses.

The Company agrees promptly to pay the Depositary the compensation to be agreed upon with the Company for all services rendered by the Depositary hereunder and to reimburse the Depositary for its reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Depositary without gross negligence or willful misconduct on its part (or on the part of any Depositary’s Agent) in connection with the services rendered by it (or such Depositary’s Agent) hereunder. The Company shall pay all charges of the Depositary in connection with the initial deposit of the Series D Preferred Stock and the initial issuance of the Depositary Shares, all withdrawals of shares of the Series D Preferred Stock by owners of Depositary Shares, and any redemption or exchange of the Series D Preferred Stock at the option of the Company. The Company shall pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. All other transfer and other taxes and governmental charges shall be at the expense of holders of Depositary Shares evidenced by Receipts. If, at the request of a holder of Receipts, the Depositary incurs charges or expenses for which the Company is not otherwise liable hereunder, such holder will be liable for such charges and expenses; provided, however, that the Depositary may, at its sole option, require a holder of a Receipt to prepay the Depositary any charge or expense the Depositary has been asked to incur at the request of such holder of Receipts. The Depositary shall present its statement for charges and expenses to the Company at such intervals as the Company and the Depositary may agree.

ARTICLE VI

AMENDMENT AND TERMINATION

Section 6.1 Amendment.

The form of the Receipts and any provisions of this Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect which they may deem necessary or desirable; provided, however, that no such amendment which shall materially and adversely alter the rights of the holders of Receipts shall be effective unless such amendment shall have been approved by the holders of at least a majority (or, in the case of such amendments relating to or affecting rights to receive dividends or distributions or voting or redemption rights, holders of at least two-thirds) of the Depositary Shares then outstanding. Every holder of an outstanding Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right, subject to the provisions of Sections 2.4 and 2.5 and Article III, of any owner of Depositary Shares to surrender any Receipt evidencing such Depositary Shares to the Depositary with instructions to deliver to the holder the Series D Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law or the rules and regulations of any governmental body, agency or commission, or applicable stock exchange.

Section 6.2 Termination.

This Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares have been redeemed pursuant to Section 2.8 or (ii) there shall have been made a final distribution in respect of the Series D Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Shares pursuant to Section 4.1 or 4.2, as applicable.

Upon the termination of this Deposit Agreement, the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary, any Depositary’s Agent and any Registrar under Sections 5.6 and 5.7.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Counterparts.

This Deposit Agreement may be executed in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Deposit Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Deposit Agreement.

Section 7.2 Exclusive Benefit of Parties.

This Deposit Agreement is for the exclusive benefit of the parties hereto, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.

Section 7.3 Invalidity of Provisions.

In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.

Section 7.4 Notices.

Any and all notices to be given to the Company hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by email confirmed by letter, addressed to the Company at

Northern Trust Corporation

Attention: Stephanie S. Greisch, Corporate Secretary

50 South LaSalle Street

Chicago, Illinois 60603

Email: sg321@ntrs.com

or at any other addresses of which the Company shall have notified the Depositary in writing.

Any and all notices to be given to the Depositary hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by facsimile transmission or email confirmed by letter, addressed to the Depositary at the Depositary’s Office at

Wells Fargo Bank, N.A.

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120

Facsimile No.: (651) 450-4078

Email: wfssaccountmanagement@wellsfargo.com

or at any other address of which the Depositary shall have notified the Company in writing.

Any and all notices to be given to any record holder of a Receipt hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail or facsimile transmission confirmed by letter, addressed to such record holder at the address of such record holder as it appears on the books of the Depositary, or if such holder shall have timely filed with the Depositary a written request that notices intended for such holder be mailed to some other address, at the address designated in such request.

Delivery of a notice sent by mail or by facsimile transmission or email shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a facsimile transmission or email) is deposited, postage prepaid, in a post office letter box. The Depositary or the Company may, however, act upon any facsimile transmission or email received by it from the other or from any holder of a Receipt, notwithstanding that such facsimile transmission or email shall not subsequently be confirmed by letter or as aforesaid.

Section 7.5 Depositary’s Agents.

The Depositary may from time to time appoint Depositary’s Agents to act in any respect for the Depositary for the purposes of this Deposit Agreement and may at any time appoint additional Depositary’s Agents and vary or terminate the appointment of such Depositary’s Agents. The Depositary will promptly notify the Company of any such action.

Section 7.6 Appointment of Registrar, Dividend Disbursing Agent and Redemption Agent in Respect of the Receipts and Series D Preferred Stock.

The Company hereby appoints the Depositary as Registrar, dividend disbursing agent and redemption agent in respect of the Receipts and the Series D Preferred Stock and the Depositary hereby accepts such appointments.

Section 7.7 Holders of Receipts Are Parties.

The holders of Receipts from time to time shall be parties to this Deposit Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts by acceptance of delivery thereof.

Section 7.8 Governing Law.

This Deposit Agreement and the Receipts and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 7.9 Inspection of Deposit Agreement.

Copies of this Deposit Agreement shall be filed with the Depositary and, to the extent determined by the Depositary, with the Depositary’s Agents, and shall be open to inspection during business hours at the Depositary’s Office and the respective offices of such Depositary’s Agents, if any, by any holder of a Receipt.

Section 7.10 Headings.

The headings of articles and sections in this Deposit Agreement and in the form of the Receipt set forth in Exhibit A hereto have been inserted for convenience only and are not to be regarded as a part of this Deposit Agreement or the Receipts or to have any bearing upon the meaning or interpretation of any provision contained herein or in the Receipts.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Depositary have duly executed this Deposit Agreement as of the day and year first above set forth, and all holders of Receipts shall become parties hereto by and upon acceptance by them of delivery of Receipts issued in accordance with the terms hereof.

NORTHERN TRUST CORPORATION

By:	/s/ David L. Tentinger
Name:	David L. Tentinger
Title:	Executive Vice President and Treasurer

WELLS FARGO BANK, N.A.

By:	/s/ Anne St. Martin
Name:	Anne St. Martin
Title:	VP - Client Services

EXHIBIT A

[FORM OF FACE OF RECEIPT]

Unless this receipt is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to Northern Trust Corporation or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of CEDE & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to CEDE & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, CEDE & Co., has an interest herein.

DEPOSITARY SHARES

DEPOSITARY RECEIPT FOR DEPOSITARY SHARES, EACH

REPRESENTING ONE-HUNDREDTH OF ONE SHARE OF

SERIES D NON-CUMULATIVE PERPETUAL PREFERRED STOCK,

OF

NORTHERN TRUST CORPORATION

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

CUSIP 665859 AQ7

SEE REVERSE FOR CERTAIN DEFINITIONS

Wells Fargo Bank, N.A., as Depositary (the “Depositary”), hereby certifies that CEDE & Co. is the registered owner of Five Hundred Thousand (500,000) DEPOSITARY SHARES (“Depositary Shares”), each Depositary Share representing one-hundredth of one share of Series D Non-Cumulative Perpetual Preferred Stock, liquidation preference $100,000 per share, without par value (the “Series D Preferred Stock”), of Northern Trust Corporation, a Delaware corporation (the “Corporation”), on deposit with the Depositary, subject to the terms and entitled to the benefits of the Deposit Agreement dated as of August 8, 2016 (the “Deposit Agreement”), among the Corporation, the Depositary and the Holders from time to time of the Depositary Receipts. By accepting this Depositary Receipt, the holder hereof becomes a party to and agrees to be bound by all the terms and conditions of the Deposit Agreement. This Depositary Receipt shall not be valid or obligatory for any purpose or entitled to any benefits under the Deposit Agreement unless it shall have been executed by the Depositary by the manual signature of a duly authorized officer or, if executed in facsimile by the Depositary, countersigned by a Registrar in respect of the Depositary Receipts by the manual signature of a duly authorized officer thereof.

Dated:

Wells Fargo Bank, N.A.
Depositary

By:
Authorized Officer

[FORM OF REVERSE OF RECEIPT]

NORTHERN TRUST CORPORATION

NORTHERN TRUST CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH RECEIPTHOLDER WHO SO REQUESTS A COPY OF THE DEPOSIT AGREEMENT AND A COPY OF THE CERTIFICATE OF DESIGNATION OF THE SERIES D NON-CUMULATIVE PERPETUAL PREFERRED STOCK OF NORTHERN TRUST CORPORATION. ANY SUCH REQUEST IS TO BE ADDRESSED TO THE DEPOSITARY NAMED ON THE FACE OF THIS RECEIPT.

The Corporation will furnish without charge to each receiptholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Corporation, and the qualifications, limitations or restrictions of such preferences and/or rights. Such request may be made to the Corporation or to the Registrar.

EXPLANATION OF ABBREVIATIONS

The following abbreviations when used in the form of ownership on the face of this certificate shall be construed as though they were written out in full according to applicable laws or regulations. Abbreviations in addition to those appearing below may be used.

Abbreviation	Equivalent Phrase	Abbreviation	Equivalent Phrase
JT TEN	As joint tenants, with right of survivorship and not as tenants in common	TEN BY ENT	As tenants by the entireties
TEN IN COM	As tenants in common	UNIF GIFT MIN ACT	Uniform Gifts to Minors Act

Abbreviation	Equivalent Word	Abbreviation	Equivalent Word	Abbreviation	Equivalent Word
ADM	Administrator(s), Administratrix	EX	Executor(s), Executrix	PAR	Paragraph
AGMT	Agreement	FBO	For the benefit of	PL	Public Law
ART	Article	FDN	Foundation	TR	(As) trustee(s), for, of
CH	Chapter	GDN	Guardian(s)	U	Under
CUST	Custodian for	GDNSHP	Guardianship	UA	Under agreement
DEC	Declaration	MIN	Minor(s)	UW	Under will of, Of will of, Under last will & testament
EST	Estate, of Estate of

For value received,                      hereby sell(s), assign(s) and transfer(s) unto

INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE Depositary Shares represented by the within Receipt, and do(es) hereby irrevocably constitute and appoint                                           Attorney to transfer the said Depositary Shares on the books of the within named Depositary with full power of substitution in the premises.

Dated:

NOTICE: The signature to the assignment must correspond with the name as written upon the face of this Receipt in every particular, without alteration or enlargement or any change whatsoever.

SIGNATURE GUARANTEED

NOTICE: If applicable, the signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations, and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

EXHIBIT B

CERTIFICATE OF DESIGNATION

OF

SERIES D NON-CUMULATIVE PERPETUAL PREFERRED STOCK

OF

NORTHERN TRUST CORPORATION

Section 1. Designation. The designation of the series of preferred stock shall be Series D Non-Cumulative Perpetual Preferred Stock (hereinafter referred to as the “Series D Preferred Stock”). Each share of Series D Preferred Stock shall be identical in all respects to every other share of Series D Preferred Stock. Series D Preferred Stock will rank equally with Parity Stock, if any, and will rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Section 2. Number of Shares. The number of authorized shares of Series D Preferred Stock shall be 5,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series D Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series D Preferred Stock.

Section 3. Definitions. As used herein with respect to Series D Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York.

“Calculation Agent” means, at any time, the person or entity appointed by the Corporation and serving as such agent at such time.

“Corporation” means Northern Trust Corporation.

“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.

“Dividend Payment Date” means (i) the 1st day of April and October of each year, commencing on April 1, 2017, to and including October 1, 2026, and (ii) the 1st day of January, April, July and October of each year, commencing on January 1, 2027; provided, however, that (x) if any such date on or before October 1, 2026 is not a Business Day, then such date shall nevertheless be a Dividend Payment Date but dividends on the Series D Preferred Stock, when, as and if declared, shall be paid on the next succeeding Business Day (without any adjustment to the amount of the dividend paid per share of Series

D Preferred Stock), and (y) if any such date after October 1, 2026 is not a Business Day, then the next succeeding Business Day shall be the applicable Dividend Payment Date and dividends, when, as and if declared, shall be paid on such next succeeding Business Day. Each Dividend Payment Date “relates” to the Dividend Period most recently ending before such Dividend Payment Date, and vice versa (with the words “related” and “relating” having correlative meanings).

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Fixed Rate Period” means each Dividend Period relating to a Dividend Payment Date on or before October 1, 2026.

“Floating Rate Period” means each Dividend Period relating to a Dividend Payment Date after October 1, 2026.

“Junior Stock” means the Corporation’s common stock, Series A Junior Participating Preferred Stock (if and when issued and outstanding) and any other class or series of stock of the Corporation hereafter authorized over which the Series D Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

“Parity Stock” means the Series C Preferred Stock and any other class or series of stock of the Corporation hereafter authorized that ranks equally with the Series C Preferred Stock and the Series D Preferred Stock in the payment of dividends (whether such dividends are cumulative or non-cumulative) and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Redemption Price” shall have the meaning set forth in Section 6(a) hereof.

“Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series D Preferred Stock, (ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of Series D Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series D Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation preference of the shares of Series D Preferred Stock then outstanding as “additional tier 1 capital” (or its equivalent) for purposes of the capital adequacy rules of the Board of Governors of the Federal Reserve System in 12 CFR Part 217 (or, as and if applicable, the capital adequacy rules and regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of Series D Preferred Stock is outstanding.

“Reuters Screen LIBOR01” means the display on the Reuters Eikon (or any successor service) on the “LIBOR01” page (or any other page as may replace such page on such service for the purpose of displaying the London interbank rates of major banks for U.S. dollar deposits).

“Series C Preferred Stock” means the Corporation’s Series C Non-Cumulative Perpetual Preferred Stock, without par value.

“Series D Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Three-month LIBOR” means, with respect to any Floating Rate Period, the offered rate expressed as a percentage per annum for deposits in U.S. dollars for a three-month period commencing on the first day of such Floating Rate Period, as that rate appears on Reuters Screen LIBOR01 as of 11:00 A.M., London time, on the second London Banking Day immediately preceding the first day of such Floating Rate Period. If Three-month LIBOR does not appear on Reuters Screen LIBOR01, Three-month LIBOR shall be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period, commencing on the first day of such Floating Rate Period, and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in that market selected by the Corporation and identified to the Calculation Agent, at approximately 11:00 A.M., London time, on the second London Banking Day immediately preceding the first day of such Floating Rate Period. The Calculation Agent shall request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, Three-month LIBOR for such Floating Rate Period shall be the arithmetic mean of such quotations (rounded upward if necessary to the nearest 0.00001%). If fewer than two such quotations are provided as described in the third sentence hereof, Three-month LIBOR with respect to such Floating Rate Period shall be the arithmetic mean (rounded upward if necessary to the nearest 0.00001%) of the rates quoted by three major banks in New York City selected by the Corporation and identified to the Calculation Agent, at approximately 11:00 A.M., New York City time, on the first day of such Floating Rate Period for loans in U.S. dollars to leading European banks for a three-month period, commencing on the first day of such Floating Rate Period, and in a principal amount of not less than $1,000,000. If fewer than three banks selected by the Corporation and identified to the Calculation Agent to provide quotations are quoting as described in the preceding sentence, Three-month LIBOR with respect to such Floating Rate Period shall be the Three-month LIBOR in effect for the prior Floating Rate Period or, in the case of the first Floating Rate Period, the most recent Three-month LIBOR that could have been determined had the Floating Rate Period been applicable prior to the first Floating Rate Period.

Section 4. Dividends.

(a) Rate. Holders of Series D Preferred Stock shall be entitled to receive, if, when and as declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $100,000 per share of Series D Preferred Stock, and no more, payable in arrears on each Dividend Payment Date. The period from, and including, the date of issuance of the Series D Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series D Preferred Stock will accrue on the liquidation preference of $100,000 per share at a rate per annum equal to (i) 4.60% on each Dividend Payment Date relating to a Fixed Rate Period (and for such Fixed Rate Period) and (ii) Three-month LIBOR plus 3.202% on each Dividend Payment Date relating to a Floating Rate Period (and for such Floating Rate Period). The record date for payment of dividends on the Series D Preferred Stock shall be the 15th day of the calendar month immediately preceding the month during which the Dividend Payment Date falls. Notwithstanding any other provision hereof, dividends on the Series D Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with laws and regulations applicable thereto, including applicable capital regulations.

The amount of dividends payable in respect of each Fixed Rate Period shall be calculated by the Calculation Agent on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on the Series D Preferred Stock in respect of each Floating Rate Period shall be calculated by the Calculation Agent by multiplying the per annum dividend rate in effect for that Floating Rate Period by a fraction, the numerator of which will be the actual number of days in that Floating Rate Period and the denominator of which will be 360, and multiplying the rate obtained by $100,000 to determine the dividend per share of Series D Preferred Stock.

The Calculation Agent’s determination of any dividend rate, and its calculation of the amount of dividends for any Dividend Period, will be maintained on file at the Corporation’s principal offices and will be available to any holder of Series D Preferred Stock upon request and will be final and binding in the absence of manifest error. The Corporation may terminate the appointment of the Calculation Agent and may appoint a successor agent at any time and from time to time, provided that the Corporation shall use its best efforts to ensure that there is, at all relevant times when the Series D Preferred Stock is outstanding, a person or entity appointed and serving as such agent. The Calculation Agent may be a person or entity affiliated with the Corporation.

(b) Non-Cumulative Dividends. Dividends on shares of Series D Preferred Stock shall be noncumulative. To the extent that any dividends payable on the shares of Series D Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Corporation shall have no obligation to pay, and the holders of Series D Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series D Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized stock of the Corporation.

(c) Priority of Dividends. So long as any share of Series D Preferred Stock remains outstanding, unless the full dividends for the most recently completed Dividend Period on all outstanding shares of Series D Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

(i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock (other than a dividend payable solely in Junior Stock or any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

(ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (A) as a result of a reclassification of Junior Stock for or into other Junior Stock; (B) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock; (C) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock; (D) purchases, redemptions or other acquisitions of shares of the Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants; (E) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy Junior Stock existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan; (F) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; (G) purchases or other acquisitions by any of the Corporation’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in Junior Stock in the ordinary course of business; (H) purchases by any of the Corporation’s broker-dealer subsidiaries of the Corporation’s capital stock for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; or (I) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of its subsidiaries), including as trustees or custodians) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation (other than (A) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series D Preferred Stock and such

Parity Stock; (B) as a result of a reclassification of Parity Stock for or into other Parity Stock or Junior Stock; (C) the exchange or conversion of Parity Stock for or into other Parity Stock or Junior Stock; (D) through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock; (E) purchases of shares of Parity Stock pursuant to a contractually binding requirement to buy Parity Stock existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan; (F) the purchase of fractional interests in shares of Parity Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; (G) purchases or other acquisitions by any of the Corporation’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in Parity Stock in the ordinary course of business; (H) purchases by any of the Corporation’s broker-dealer subsidiaries of the Corporation’s capital stock for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; or (I) the acquisition by the Corporation or any of its subsidiaries of record ownership in Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of its subsidiaries), including as trustees or custodians).

When dividends are not paid in full upon the shares of Series D Preferred Stock and any Parity Stock, all dividends declared upon shares of Series D Preferred Stock and any Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends per share on Series D Preferred Stock, and accrued dividends, including any accumulations, on any Parity Stock, bear to each other. To the extent a dividend period with respect to any Parity Stock coincides with more than one Dividend Period with respect to the Series D Preferred Stock, for purposes of the immediately preceding sentence, the Board of Directors shall treat such dividend period(s) with respect to any Parity Stock and Dividend Period(s) with respect to the Series D Preferred Stock in a manner that it deems to be fair and equitable in order to achieve proportional payments of dividends on such Parity Stock and the Series D Preferred Stock. To the extent a Dividend Period with respect to the Series D Preferred Stock coincides with more than one dividend period with respect to any Parity Stock, for purposes of the first sentence of this paragraph, the Board of Directors shall treat such Dividend Period(s) with respect to the Series D Preferred Stock and dividend period(s) with respect to any Parity Stock in a manner that it deems to be fair and equitable in order to achieve proportional payments of dividends on the Series D Preferred Stock and such Parity Stock. The term “dividend period” as used in this paragraph means such dividend periods as are provided for in the terms of any Parity Stock.

No interest will be payable in respect of any dividend payment on shares of Series D Preferred Stock that may be in arrears. If the Board of Directors of the Corporation determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide, or cause to be provided, written notice to the holders of the Series D Preferred Stock prior to such date. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, may be declared and paid on any Junior Stock or Parity Stock from time to time out of any assets legally available for such payment, and the holders of Series D Preferred Stock shall not be entitled to participate in any such dividends.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series D Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to Series D Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $100,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series D Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation other than what is expressly provided for in this Section 5.

(b) Partial Payment. If the assets of the Corporation are not sufficient to pay the liquidation preference plus any declared and unpaid dividends in full to all holders of Series D Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series D Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences plus any declared and unpaid dividends, including any accumulations, of Series D Preferred Stock and all such Parity Stock.

(c) Residual Distributions. If the liquidation preference plus any declared and unpaid dividends has been paid in full to all holders of Series D Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, lease, conveyance, exchange or transfer (for cash, securities or other property) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation (in each case, for cash, securities or other property) be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Corporation, may redeem in whole or in part the shares of Series D Preferred Stock at the time outstanding, on any Dividend Payment Date on or after October 1, 2026, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series D Preferred Stock shall be $100,000 per share plus dividends that have been declared but not paid, without accumulation of any undeclared dividends (the “Redemption Price”). Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may provide notice of its intent to redeem as provided in Section 6(b) below, and subsequently redeem, all (but not less than all) of the shares of Series D Preferred Stock at the time outstanding, at the Redemption Price applicable on such date of redemption.

(b) Notice of Redemption. Notice of every redemption of shares of Series D Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Notwithstanding the foregoing, if the Series D Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series D Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series D Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of the Series D Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price; (iv) the place or places where the certificates evidencing shares of Series D Preferred Stock are to be surrendered for payment of the Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series D Preferred Stock at the time outstanding, the shares of Series D Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series D Preferred Stock in proportion to the number of Series D Preferred Stock held by such holders or by lot or in such other manner as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series D Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from the Corporation or such bank or trust company at any time after the redemption date from the funds so set apart or deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7. Voting Rights. The holders of Series D Preferred Stock will have no voting rights, except as expressly provided by law and except that:

(a) Supermajority Voting Rights—Amendments. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66 2/3% of all of the shares of the Series D Preferred Stock at the time outstanding, voting separately as a single class, shall be required to authorize any amendment of the Restated Certificate of Incorporation or of any certificate amendatory thereof or supplemental thereto (including any certificate of designation or any similar document relating to any series of preferred stock) or the Corporation’s By-laws which will materially and adversely affect the powers, preferences, privileges or rights of the Series D Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series D Preferred Stock or authorized preferred stock of the Corporation or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series D Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series D Preferred Stock.

(b) Supermajority Voting Rights—Priority. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66 2/3% of all of the shares of the Series D Preferred Stock at the time outstanding, voting separately as a single class, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series D Preferred Stock and all other Parity Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of the Series D Preferred Stock to effect such redemption.

Section 8. Conversion. The holders of Series D Preferred Stock shall not have any rights to convert such Series D Preferred Stock into shares of any other class or series of capital stock of the Corporation or other securities.

Section 9. Rank. Notwithstanding anything set forth in the Restated Certificate of Incorporation or this Certificate of Designation to the contrary, the Board of Directors of the Corporation or any authorized committee of the Board of Directors of the Corporation, without the vote of the holders of the Series D Preferred Stock, may authorize the issuance of additional shares of Junior Stock, Parity Stock or, subject to the voting rights granted in Section 7(b), any class of securities ranking senior to the Series D Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Section 10. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series D Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11. Unissued or Reacquired Shares. Shares of Series D Preferred Stock not issued or which have been issued and redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12. No Sinking Fund. Shares of Series D Preferred Stock are not subject to the operation of a sinking fund.

* * * *

B-8